Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	Spirit Finance Corporation

FOR FURTHER INFORMATION CONTACT:

INVESTORS: Investor Relations 1-866-557-7474 x6606

SPIRIT FINANCE CORPORATION ANNOUNCES
SECOND QUARTER 2006 RESULTS

- Year-to-Date Real Estate Acquisitions and Financings Total $1.0 Billion -
- FFO Per Share for the Second Quarter Increases 41% Over Prior Year -

SCOTTSDALE, Ariz. — (BUSINESS WIRE) — August 3, 2006 — Spirit Finance Corporation (NYSE: SFC), a real estate investment trust (REIT) focused on single tenant, operationally essential real estate, today announced results for the second quarter and six months ended June 30, 2006.

Second Quarter Financial Highlights

Second quarter 2006 funds from operations (FFO) reached a record $19.8 million, or $0.24 per diluted share - a 41% per share increase year-over-year.  Net income increased to $11.2 million, or $0.14 per diluted share, up 27% on a per share basis from $7.5 million, or $0.11 per share, in the comparable quarter of 2005.  Revenue from continuing operations increased 150% to $43.1 million as compared to $17.2 million in 2005.  The solid growth in operating results is primarily attributable to the significant volume of real estate acquisitions the Company achieved over the past year.  A reconciliation of net income, calculated in accordance with U.S. generally accepted accounting principles, to FFO is included in the accompanying tables.

Mr. Christopher H. Volk, President and Chief Executive Officer, stated, “We continue to see significant real estate investment opportunity in our market across virtually all the single tenant property types we address.  We owe our record performance to our ability to add real value to our customers by employing our unique platform to lower their cost of capital.”

Six Month Highlights

Net income for the six months ended June 30, 2006 increased to $19.4 million, or $0.24 per diluted share, as compared to net income of $14.3 million, or $0.21 per share, for the same period in 2005.  Total revenue from continuing operations grew appreciably to $77.1 million versus $31.6 million achieved for the same period in 2005.  Spirit Finance generated FFO of $36.3 million, or $0.46 per diluted share - a 44% per share increase as compared to $0.32 per share in 2005.

Portfolio Highlights

Spirit Finance completed a record $881.3 million of investments in real estate properties and loans related to 195 property locations throughout the U.S. in the second quarter of 2006.  This brings the year-to-date investment activity to more than $1.0 billion.  The second quarter investment activity included 178 ShopKo and Pamida retail properties purchased on May 31, 2006.  The full earnings benefit of the second quarter acquisitions will be realized in the third quarter.

The Company’s real estate investment portfolio totaled $2.5 billion at June 30, 2006, and represented 897 owned or financed properties, including $67 million of mortgage loans secured by real estate and other loans primarily secured by equipment used in the operation of properties owned by the Company.  The Company’s properties are generally leased under long-term, triple-net leases, with a weighted average remaining noncancelable lease term of approximately 16 years.  The largest individual tenant was ShopKo Stores Operating Co., LLC, at 29%, with no other individual tenant representing greater than 4% of the total investment portfolio.

The Company’s real estate portfolio is diversified geographically throughout 42 states and among various property types.  Only two states, Wisconsin (13%) and Texas (11%), accounted for 10% or more of the total dollar value of the real estate investment portfolio at June 30, 2006.  Spirit’s three largest property types as a percentage of the total investment portfolio were general and discount retailers (33%), restaurants (20%) and specialty retailers (9%).  The Company’s real estate investments also include movie theaters, educational facilities, automotive dealers, parts and service facilities, recreational facilities, industrial properties and supermarkets.

Additional Second Quarter 2006 Events

In June, the Company issued approximately 17.3 million common shares which raised aggregate proceeds of $176.0 million, after deducting the underwriters’ discount and offering expenses.  A portion of these proceeds were used to pay down $117.4 million of borrowings outstanding under the Company’s secured credit facilities.  As of June 30, 2006, the Company had approximately 99.1 million shares of common stock outstanding.

Guidance

Assuming additional real estate transactions are completed during 2006, the timing of which will determine how much of the acquisitions will contribute to 2006 FFO, management confirms its previous FFO per diluted share guidance for 2006 in a range of $0.99 to $1.04.

Dividend

A second quarter 2006 dividend of $0.21 per common share was paid on July 25, 2006 to stockholders of record as of July 15, 2006.

Conference Call

Spirit Finance will hold a conference call and webcast to discuss the Company’s second quarter results at 5:00 p.m. (Eastern Time) today.  Hosting the call will be Morton Fleischer, Chairman, Christopher Volk, President and Chief Executive Officer, and Catherine Long, Chief Financial Officer.

The call will be webcast live over the Internet at www.spiritfinance.com under the section entitled “Investors.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (800) 811-0667 for U.S. callers or (913) 981-4901 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 2405153. The replay will be available from August 3, 2006 through August 10, 2006 and will be archived for a limited time on Spirit Finance Corporation’s website.

About Spirit Finance Corporation

Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies.  The Company’s core markets include free-standing automotive dealers, parts and service facilities, drugstores, educational facilities, movie theatres, restaurants, supermarkets, and other retail, distribution and service businesses.  Additional information about Spirit Finance Corporation is available on the Company’s website.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters.  These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Finance Corporation’s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Spirit Finance Corporation

Consolidated Statements of Operations

Unaudited
(dollars in thousands, except per share data)

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues:
Rentals	$40,162	$16,008	$72,061	$29,073
Interest income on loans receivable	1,655	958	3,154	1,888
Other interest income	1,287	274	1,925	629
Total revenues	43,104	17,240	77,140	31,590

Expenses:
General and administrative	4,046	3,240	8,324	5,825
Depreciation and amortization	9,827	3,999	17,995	7,090
Interest	19,569	3,341	33,265	5,877
Total expenses	33,442	10,580	59,584	18,792

Income from continuing operations	9,662	6,660	17,556	12,798

Discontinued operations (a):
Income from discontinued operations	160	534	534	1,272
Net gains on sales of real estate	1,400	284	1,267	227
Total discontinued operations	1,560	818	1,801	1,499

Net income	$11,222	$7,478	$19,357	$14,297

Net income per common share:
Basic:
Continuing operations	$0.12	$0.10	$0.22	$0.19
Discontinued operations	0.02	0.01	0.02	0.02
Net income	$0.14	$0.11	$0.24	$0.21

Diluted:
Continuing operations	$0.12	$0.10	$0.22	$0.19
Discontinued operations	0.02	0.01	0.02	0.02
Net income	$0.14	$0.11	$0.24	$0.21

Weighted average outstanding common shares (b):
Basic	81,944,688	67,305,458	79,194,207	67,168,949
Diluted	82,183,382	67,461,430	79,478,452	67,371,783

Dividends declared per common share	$0.21	$0.19	$0.42	$0.38

(a)             Periodically, Spirit Finance may sell real estate properties. The Company considers these occasional sales of real estate properties to be an integral part of its overall business strategy in acquiring a diversified real estate investment portfolio. Proceeds from the sales of real estate investments are reinvested in real estate properties such that cash flows from ongoing operations are not negatively affected by sales of individual properties. Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that gains and losses from any such dispositions of properties and all operations from these properties be reported as “discontinued operations.” As a result, previously reported “income from continuing operations” will be updated each time a property is sold.  This presentation has no impact on net income.

(b)            The increase in the number of weighted average shares outstanding from 2005 to 2006 is primarily the result of public stock offerings, completed during 2006, totaling approximately 31 million common shares.

Spirit Finance Corporation

Consolidated Balance Sheets

(dollars in thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Investments:
Real estate investments, net	$2,360,738	$1,382,853

Loans receivable	66,851	59,008
Net investments	2,427,589	1,441,861

Cash and cash equivalents	87,547	30,536

Lease intangibles, net (a)	20,792	21,395

Other assets	25,423	19,633
Total assets	$2,561,351	$1,513,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

Debt obligations:
Secured credit facilities	$—	$229,855
Mortgages and notes payable	1,613,694	664,929
Total debt obligations	1,613,694	894,784

Dividends payable	20,810	14,209

Other liabilities	15,742	11,639

Total liabilities	1,650,246	920,632

Stockholders’ equity	911,105	592,793
Total liabilities and stockholders’ equity	$2,561,351	$1,513,425

(a)             Lease intangibles represent the value of in-place leases and arise from the allocation of the purchase price of the real estate properties acquired to their tangible and intangible asset values.

Spirit Finance Corporation

Reconciliation of Non-GAAP Financial Measures

Unaudited

(dollars in thousands, except per share data)

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net income	$11,222	$7,478	$19,357	$14,297
Add: Portfolio depreciation and amortization expense (a)	9,821	4,176	18,031	7,534
Less: Net gains on sales of real estate held for investment (b)	(1,264)	(284)	(1,131)	(227)
Funds from operations (FFO)	19,779	11,370	36,257	21,604
Less: Straight-line rental revenue, net of allowance	(400)	(263)	(759)	(510)
Adjusted funds from operations (AFFO)	$19,379	$11,107	$35,498	$21,094

Net income per diluted share	$0.14	$0.11	$0.24	$0.21

FFO per diluted share	$0.24	$0.17	$0.46	$0.32

AFFO per diluted share	$0.24	$0.16	$0.45	$0.31

Weighted average outstanding common shares (diluted)	82,183,382	67,461,430	79,478,452	67,371,783

(a)             Includes depreciation and amortization expense related to discontinued operations.

(b)            Excludes the gain on sale related to six development properties totaling $136,000, net of tax, for both the quarter and six months ended June 30, 2006.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the Company’s historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures used in this press release include funds from operations (FFO) and adjusted funds from operations (AFFO).

Spirit Finance calculates FFO consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), adopted to promote an industry-wide standard measure of REIT operating performance. Spirit Finance uses FFO as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  FFO also excludes gains (or includes losses) on dispositions of real estate held for investment.

Spirit Finance further adjusts FFO to remove the effects of straight-line rental revenue.  The Company believes this calculation, called AFFO, is an appropriate measure that is useful for investors because it more closely reflects the cash rental payments received by the Company and provides investors with an understanding of the Company’s ability to pay dividends.  Spirit Finance uses FFO and AFFO as measures to evaluate performance and to facilitate comparisons between the Company and other REITs, although FFO, AFFO and the related per share amounts may not be calculated in the same manner by other REITs and thus may not be directly comparable to those measures reported by other REITs.

Neither FFO nor AFFO should be considered an alternative to net income determined in accordance with GAAP as a measure of profitability, nor should these measures be considered an equivalent to cash flows provided by operating activities determined in accordance with GAAP as a measure of liquidity.

Spirit expects FFO per diluted share for 2006 to range from $0.99 to $1.04.  FFO for 2006 is based on an estimated net income per diluted share range of $0.48 to $0.53, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.51 per diluted share.